Exhibit 3.1

GABLES RESIDENTIAL TRUST

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND
PREFERENCES OF A SERIES OF PREFERRED SHARES

Gables Residential Trust, a Maryland real estate investment trust (the "Trust"), having its principal office in Boca Raton, Florida, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust by Article IV of its Amended and Restated Declaration of Trust (which, as hereafter restated or amended from time to time, is together with these Articles Supplementary herein called the "Charter"), the Board of Trustees has, by resolution, duly divided and classified 1,600,000 shares of the Preferred Shares of the Trust into a series designated 7.875% Series C Cumulative Redeemable Preferred Shares and has provided for the issuance of such series.

SECOND: Subject in all cases to the provisions of the Charter of the Trust, including without limitation, Article V with respect to limitations on the transfer and ownership of Shares, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the 7.875% Series C Cumulative Redeemable Preferred Shares of the Trust:

(1) Designation and Number. A series of Preferred Shares, designated the "7.875% Series C Cumulative Redeemable Preferred Shares" (the "Series C Preferred Shares"), is hereby established. The number of Series C Preferred Shares hereby authorized shall be 1,600,000.

(2) Rank. The Series C Preferred Shares shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares of the Trust, and to all equity securities issued by the Trust ranking junior to such Series C Preferred Shares, including without limitation the 5.00% Series Z Cumulative Redeemable Preferred Shares; (b) on a parity with all other equity securities issued by the Trust, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Shares, including without limitation the 8.625% Series B Cumulative Redeemable Preferred Shares; and (c) junior to all equity securities issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Shares. The term "equity securities" shall not include convertible debt securities.

(3) Dividends.

       (a) Holders of the then outstanding Series C Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.875% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.96875 per share). Such dividends shall be cumulative from the date which is one day after the first date on which any Series C Preferred Shares are issued and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The quarterly period between Dividend Payment Dates is referred to herein as a "dividend period" and the dividend which shall accrue in respect of any full dividend period shall be $0.4921875 regardless of the actual number of days in such full dividend period. The first dividend will be paid on December 15, 2002. Such dividend and any dividend payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Trust as the record date for the payment of dividends on the Series C Preferred Shares that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

       (b) No dividends on Series C Preferred Shares shall be declared by the Board of Trustees of the Trust or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

       (c) Notwithstanding the foregoing, dividends on the Series C Preferred Shares shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

       (d) Except as provided in Section 3(e) below, no dividends will be declared or paid or set apart for payment on any capital stock of the Trust or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than a dividend in shares of the Trust's Common Shares or in any other class of shares of beneficial interest ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C Preferred Shares for all past dividend periods and the then current dividend period.

       (e) When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series C Preferred Shares, all dividends declared upon the Series C Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series C Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Shares which may be in arrears.

       (f) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made, upon the Common Shares or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Trust ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of beneficial interest of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation).

       (g) Any dividend payment made on Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of the Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or securities in excess of full cumulative dividends on the Series C Preferred Shares as described above.

(4) Liquidation Preference.

       (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, the holders of Series C Preferred Shares then outstanding are entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Trust that ranks junior to the Series C Preferred Shares as to liquidation rights.

       (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Trust ranking on a parity with the Series C Preferred Shares in the distribution of assets, then the holders of the Series C Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

       (c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Trust.

       (d) Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust.

       (e) The consolidation or merger of the Trust with or into any other corporation, trust or entity or of any other corporation with or into the Trust, or the sale, lease or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(5) Redemption.

       (a) Right of Optional Redemption; Application of "Excess Share" Provision. The Series C Preferred Shares are not redeemable prior to September 27, 2006. However, in an effort to ensure that the Trust remains a qualified real estate investment trust ("REIT") for federal income tax purposes, in accordance with the Charter, the Series C Preferred Shares are, together with all other shares of beneficial interest of the Trust, subject in all respects to the provisions of Article V of the Charter. In addition, for so long as any Series C Preferred Shares are outstanding, the definition of "Ownership Limit" in Article V shall be read so that the following clause is appended to the end thereto: "and provided, further, that so long as any Series C Preferred Shares are outstanding, "Ownership Limit" shall also mean with respect to any Person who is a Restricted Holder (as defined below) 9.8% of the outstanding Series C Preferred Shares." Accordingly, pursuant to Sections 5.5.1 and 5.5.7 of the Charter, a purported Transfer (as defined in Article V) of Series C Preferred Shares as a result of which any person would Beneficially Own (as defined in Article V) more than 9.8% of the outstanding Series C Preferred Shares will cause such excess to automatically be exchanged for Excess Shares, and the Trust will have the right to purchase such Excess Shares from the holder. A "Restricted Holder" for purposes of the preceding sentence shall mean (i) any Person who is an "individual" within the meaning of Section 542(a)(2) of the Code (determined with regard to Section 856(h)(3)(A) of the Code) or (ii) any Person whose ownership of Shares would cause any individual (as defined in the preceding clause (i)) to Beneficially Own more than 5% of the Shares owned by such Person; for the avoidance of doubt, Teachers Insurance and Annuity Association of America, the initial purchasers of the Shares, shall not be deemed a Restricted Holder for purposes of this Section 5(a).

       On and after September 27, 2006, the Trust, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided in Section 5(c) below), without interest. If less than all of the outstanding Series C Preferred Shares is to be redeemed, the Series C Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust.

       (b) Limitations on Redemption.

               (i) The redemption price of the Series C Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Trust, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "capital stock" means any shares of beneficial interest of the Trust (including Common Shares and Preferred Shares), or any other interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) Unless full cumulative dividends on all Series C Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares (except by exchange for shares of beneficial interest of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Trust of Excess Shares in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

       (c) Payment of Dividends in Connection with Redemption. Immediately prior to any redemption of Series C Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares which are redeemed.

       (d) Procedures for Redemption.

               (i) Notice of redemption will be (A) given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date, and (B) mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Shares except as to the holder to whom notice was defective or not given.

               (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Shares to be redeemed; (D) the place or places where the Series C Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares held by such holder to be redeemed.

              (iii) If notice of redemption of any Series C Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series C Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series C Preferred Shares, such Series C Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Holders of Series C Preferred Shares to be redeemed shall surrender such Series C Preferred Shares at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for Series C Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series C Preferred Shares shall be redeemed by the Trust at the redemption price plus any accrued and unpaid dividends payable upon such redemption. In case less than all the Series C Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series C Preferred Shares without cost to the holder thereof.

               (iv) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series C Preferred Shares shall be irrevocable except that:

                    (A) the Trust shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                    (B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series C Preferred Shares entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

       (e) Excess Share Provisions. The Series C Preferred Shares are subject to the provisions of Article V of the Charter, including, without limitation, the provision for the redemption of Excess Shares. In addition to the redemption rights set forth in Article V of the Charter, Excess Shares issued upon exchange of Series C Preferred Shares pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series C Preferred Shares are being redeemed, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on the Series C Preferred Shares, which were exchanged for such Excess Shares, through the date of such exchange, without interest. If the Trust elects to redeem Excess Shares pursuant to the redemption right set forth in the preceding sentence, such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as Series C Preferred Shares are being redeemed.

       (f) Status of Redeemed Shares. Any Series C Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are thereafter designated as part of a particular series by the Board of Trustees.

(6) Voting Rights.

       (a) Holders of the Series C Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

       (b) Whenever dividends on any Series C Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series C Preferred Shares (voting separately as a class with the holders of all other series of Preferred Shares ranking on a parity with the Series C Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Trust (the "Preferred Share Trustees") at a special meeting called by the holders of record of at least 20% of the Series C Preferred Shares or the holders of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series C Preferred Shares for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

       (c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series C Preferred Shares shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

       (d) So long as any Series C Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Trust into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged or, if the Trust is not the surviving entity in such transaction, are exchanged for a security of the surviving entity with terms that are materially the same as the Series C Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series C Preferred Shares and; provided, further, that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and (ii) any amendment to Article V of the Charter relating to Excess Shares, the Ownership Limit or any other matter described therein of any type or nature shall in no event be deemed to materially and adversely affect such rights, preferences, privileges or voting powers so long as after such amendment any single holder may "beneficially own" (as defined in Article V prior to or after such amendment) 9.8% of the outstanding Series C Preferred Shares and 9.8% of any other class or series of shares of beneficial interest without violating the Ownership Limit.

       (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required to be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except that the Series C Preferred Shares will automatically be exchanged by the Trust for Excess Shares, in accordance with Article V of the Charter in the same manner that Common Shares are exchanged for Excess Shares pursuant thereto, in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes.

THIRD: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

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IN WITNESS WHEREOF, GABLES RESIDENTIAL TRUST has caused these presents to be signed in its name and on its behalf by its Senior Vice President, Secretary, Treasurer and Chief Financial Officer on September 25, 2002.

GABLES RESIDENTIAL TRUST

By:   /s/ Marvin R. Banks, Jr.
Marvin R. Banks, Jr.
Senior Vice President, Secretary,
Treasurer and Chief Financial Officer

THE UNDERSIGNED, as Senior Vice President, Secretary, Treasurer and Chief Financial Officer of Gables Residential Trust, who executed on behalf of the Trust the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the act of said Trust by resolution adopted by a majority of the Trust's trustees and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:    /s/ Marvin R. Banks, Jr.     (SEAL)
Marvin R. Banks, Jr.
Senior Vice President, Secretary,
Treasurer and Chief Financial Officer